Exhibit 10.73

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (the “Agreement”) is made and entered in this 7th day of March 2016 by and among CD International Enterprises, Inc., a Florida corporation (“CDII”), China Manor Assets Investment Management Company, Ltd. (“CMAIM”), a Cayman Islands corporation (“CMAIM”), and Xiangjun Wang (the “Shareholder”).

RECITALS:

A.           The Shareholder owns 100% of the issued and outstanding capital stock of CMAIM (the “CMAIM Shares”).

B.           CDII desires to acquire 100% of the CMAIM Shares from the Shareholder for 3,000,000 shares of CDII Series G Convertible Preferred Stock (the "CDII Preferred Shares") with a total market value of $5 million after the conversion to CDII common stock.  The CDII Preferred Shares can be converted to CDII common stock (the “CDII Shares”) upon a CDII listing on NYSE or NASDAQ at a ratio of each share of the CDI Preferred Shares to 1,000 shares of CDII common stock (the “Conversion”).  The CDI Preferred Shares have the same voting rights as a shareholder of CDII common stock.  Each share of the CDII Preferred Shares has the voting right of 1,000 shares of CDII common stock.

C.           The Shareholder desires to exchange his equity ownership in CMAIM for the CDII Shares upon the terms and conditions set forth herein.

D.           It is the intention of the parties hereto that:  (i) CDII shall acquire the CMAIM Shares solely for the consideration set forth below (the “Exchange”); (ii) the Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended (the “Securities Act”), and under the applicable securities laws of the jurisdiction where the Shareholder resides.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

Section 1.  Exchange of Shares

1.1           Exchange of Shares.  On the Closing Date, the Shareholder shall tender the CMAIM Shares to CDII, and CDII shall issue the CDII Preferred Shares to the Shareholder in exchange therefor.  The percentage ownership of CMAIM by the Shareholder is set forth on Exhibit A.  The designations, rights and preferences of the CDII Preferred Shares are set forth on Exhibit B attached hereto and incorporated herein by such reference.

1.2           Delivery of CMAIM Shares and the CDII Shares.  On the Closing Date, the Shareholder will deliver to CDII the certificate(s) representing the CMAIM Shares, duly endorsed for transfer (or with executed stock power(s)) so as to convey good and marketable title to the CMAIM Shares to CDII, and, simultaneously therewith, CDII will deliver certificates evidencing the CDII Preferred Shares to the Shareholder, registered to the Shareholder.

Section 2.  Representations and Warranties of the Shareholder

The Shareholder represents and warrants to CDII as follows:

2.1           Authorization; Enforceability; No Breach.  The Shareholder has all necessary power and authority to execute this Agreement and perform its obligations hereunder.  This Agreement constitutes the valid and binding obligation of the Shareholder enforceable against it in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights.  The execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby will not:

(a)           violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute ( or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which the Shareholder are parties or by or to which their or any of their assets or properties may be bound or subject;

(b)           violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Shareholder, or upon the properties or business of the Shareholder; or

(c)           violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a material adverse effect on the business or operations of the Shareholder.

2.2           Litigation. There is no action, suit or proceeding pending or threatened, or any investigation, at law or in equity, before any arbitrator, court or other governmental authority, pending or threatened, nor any judgment, decree, injunction, award or order outstanding, against or in any manner involving the Shareholder or their properties or rights which (a) could reasonably be expected to have a material adverse effect on the Shareholder taken as a whole, or (b) could reasonably be expected to materially and adversely affect consummation of any of the transactions contemplated by this Agreement.

2.3           Information on Shareholder.  The Shareholder is an “accredited investor,” as such term is defined in Regulation D promulgated under the Securities Act, is experienced in investments and business matters, has made investments of a speculative nature and, with his representatives, has such knowledge and experience in financial, tax and other business matters as to enable him to utilize the information made available by CDII to evaluate the merits and risks of and to make an informed investment decision with respect to this Agreement, which represents a speculative investment.  Shareholder is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.

2.4           Investment Intent.  Shareholder understands that the CDII Shares have not been registered under the Securities Act, that the Exchange commences a new holding period for the CDII Shares, and the CDII Shares, or any shares of CDII’s common stock underlying the CDII Preferred Shares, may not be sold, assigned, pledged, transferred or otherwise disposed of unless the CDII Shares are registered under the Securities Act or an exemption from registration is available.  Shareholder represents and warrants that he is acquiring the CDII Preferred Shares for his own account, for investment, and not with a view to the sale or distribution of the CDII Preferred Shares except in compliance with the Securities Act.  Each certificate representing the CDII Preferred Shares will have the following or substantially similar legend thereon:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”) or any state securities laws.  The shares have been acquired for investment and may not be sold or transferred in the absence of an effective Registration Statement for the shares under the Act unless, in the opinion of counsel satisfactory to the Company, registration is not required under the Act or any applicable state securities laws.”

2.5           Ownership of CMAIM Shares.  Shareholder is the sole record and beneficial owner of the CMAIM Shares, all of which shares are owned free and clear of all rights, claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.  There are no outstanding subscriptions, rights, options, warrants or other agreements obligating Shareholder to sell or transfer to any third person any or all of the CMAIM Shares owned by Shareholder, or any interest therein.  Shareholder has the power to enter into this Agreement and to carry out his obligations hereunder.

2.6           Brokers or Finders.  No broker's or finder's fee will be payable by CDII and CMAIM in connection with the transaction contemplated by this Agreement.

Section 3.  Representations and Warranties of CMAIM

CMAIM hereby represents and warrants to CDII as follows:

3.1           Organization and Good Standing.  CMAIM is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted.  CMAIM is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.  CMAIM has no subsidiaries.

3.2           Authorization; Enforceability; No Breach.  CMAIM has all necessary corporate power and authority to execute this Agreement and perform its obligations hereunder.  This Agreement constitutes the valid and binding obligation of CMAIM enforceable against it in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights.  The execution, delivery and performance of this Agreement by CMAIM and the consummation of the transactions contemplated hereby will not:

(a)           violate any provision of the Articles of Incorporation or By-Laws of CMAIM;

(b)           violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute ( or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which CMAIM is a party or by or to which it or any of its assets or properties may be bound or subject;

(c)           violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, CMAIM or upon the properties or business of CMAIM; or

(d)           violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a material adverse effect on the business or operations of  CMAIM.

3.3           Compliance with Laws.  CMAIM has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business or financial condition of CMAIM taken as a whole.

3.4           Litigation.  There is no action, suit or proceeding pending or threatened, or any investigation, at law or in equity, before any arbitrator, court or other governmental authority, pending or threatened, nor any judgment, decree, injunction, award or order outstanding, against or in any manner involving CMAIM or its properties or rights which (a) could reasonably be expected to have a material adverse effect on CMAIM taken as a whole, or (b) could reasonably be expected to materially and adversely affect consummation of any of the transactions contemplated by this Agreement.

3.5           Real Estate.  The Contracts are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such Contract any default by CMAIM or, to CMAIM’s knowledge, of any event that, with notice or lapse of time or both, would constitute a default by CMAIM or, to CMAIM’ s knowledge, by any other person. All charges currently due and payable under the Contracts have been paid.

3.6           Assets.  CMAIM owns all rights, title and interest in and to its assets, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances.

3.7           Contracts.   CMAIM is not a party to any contracts, agreements, engagement letters, or other understandings which bind CMAIM or its assets.

3.8           Financial Statements.  CMAIM has previously delivered to CDII Balance sheets at December 31, 2015, Statements of operations for the year ended December 31, 2015 and for the period from the CMAIM inception to December 31, 2015, Statement of stockholders’ equity for the period from CMAIM inception through December 31, 2015 and Statements of cash flows for the year ended December 31, 2015 (the “CMAIM Financial Statements”).  The CMAIM Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved.

3.9           No Material Adverse Change.  Since the date of the CMAIM Financial Statements, there has been no material adverse change in the assets, operations, financial condition or prospects of CMAIM, taken as a whole.

3.10           Books and Records.  The financial records of CMAIM accurately reflect in all material respects the information relating to the business of CMAIM, the location and collection of its assets, the nature of all transactions giving rise to the obligations or accounts receivable of CMAIM.

3.11           Notes Payable; Liabilities.  CMAIM has not suffered or incurred any material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, including without limitation, liabilities on account of taxes, other governmental charges or legal proceedings, nor does CMAIM have any liabilities or obligations of any nature, whether or not accrued, absolute, contingent or otherwise, that would be required by GAAP to be reflected on a balance sheet of CMAIM (or in the notes thereto) (the “CMAIM Liabilities”) other than (a) as set forth in the CMAIM Financial Statements, or (b) previously discharged CMAIM Liabilities.

3.12           Off Balance Sheet Arrangements.  CMAIM is not a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among CMAIM, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance-sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, CMAIM or its affiliates.

3.13           Capitalization.  The authorized capital stock of CMAIM consists of 50,000 shares of common stock of which 50,000 shares are presently issued and outstanding.  Such shares of common stock are owned of record and beneficially by the Shareholder.  CMAIM has not granted, issued or agreed to grant, issue or make available any warrants, options, subscription rights or any other commitments of any character relating to the unissued shares of capital stock of CMAIM.  All of the CMAIM Shares are duly authorized and validly issued, fully paid and non-assessable.

3.14           Taxes.  All required tax returns or federal, state, county, municipal, local, foreign and other taxes and assessments have been properly prepared and filed by CMAIM for all years for which such returns are due unless an extension for filing any such return has been properly prepared and filed.  Any and all federal, state, county, municipal, local, foreign and other taxes, assessments, including any and all interest, penalties and additions imposed with respect to such amounts have been paid or provided for. CMAIM has no outstanding tax liabilities and has not received notice of any tax inquiry or audit against it.

3.15           Actions and Proceedings.  There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving CMAIM.  There is no action, suit or claim or legal, administrative or arbitral proceeding or (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or threatened against or involving CMAIM or any of its properties or assets.  There is no fact, event or circumstances that may give rise to any suit, action, claim, investigation or proceeding

3.16           Full Disclosure.  No representation or warranty by CMAIM in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to CDII pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the businesses of CMAIM.

3.17 Brokers or Finders.  No broker's or finder's fee will be payable by CMAIM in connection with the transaction contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by CMAIM.

Section 4.  Representations and Warrants of CDII

CDII represent and warrants to Shareholder and CMAIM as follows:

4.1           Organization and Good Standing.  CDII is a corporation duly organized, validly existing and in good standing under the laws of Florida, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted.  CDII is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.  CDII’s subsidiaries, and its ownership interest in each, are set forth in its CDII SEC Documents (as hereinafter defined).

4.2           Authorization; Enforceability; No Breach.  CDII has all necessary corporate power and authority to execute this Agreement and perform its obligations hereunder.  This Agreement constitutes the valid and binding obligation of CDII enforceable against it in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights.  The execution, delivery and performance of this Agreement by CDII and the consummation of the transactions contemplated hereby will not:

(a)           violate any provision of the Articles of Incorporation or By-Laws of CDII;

(b)           violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute ( or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which CDII is a party or by or to which it or any of its assets or properties may be bound or subject;

(c)           violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, CMAIM, or upon the properties or business of CDII;

(d)           violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a material adverse effect on the business or operations of CDII.

4.3           The CDII Securities.  The CDII Securities to be issued to the Shareholder has been, or on or prior to the Closing will have been, duly authorized by all necessary corporate and Shareholder actions and, when so issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will not be issued in violation of the pre-emptive or similar rights of any person.

4.4           CDII Financial Statements and SEC Documents.  CDII’s audited balance sheets at September 31, 2014 and 2015, and the related statements of operations and  Shareholder’ equity for each the two fiscal years then ended (collectively, the “CDII Financial Statements”) have been filed by CDII with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.  The CDII Financial Statements have been prepared in accordance with GAAP.  CDII has filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC since June 27, 2008 (the “CDII SEC Documents”).  As of their respective dates or, if amended, as of the date of such amendment, the CDII SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the CDII SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received by CDII from the SEC or its staff.  Except (a) as reflected or reserved against in CDII’s most recent unaudited balance sheets (or stated in the notes thereto) at December 31, 2015 included in the CDII SEC Documents and (b) for liabilities and obligations incurred since June 27, 2008 in the ordinary course of business consistent with past practice (the “CDII Liabilities”), and CDII does not have any liabilities or obligations of any nature, whether or not accrued, absolute, contingent or otherwise, that would be required by GAAP to be reflected on a balance sheet of CDII (or in the notes thereto).

4.5           No Material Adverse Changes.  Since the date of the CDII Financial Statements, there has been no material adverse change in the assets, operations, financial condition or prospects of CDII, taken as a whole.

4.6           Compliance with Laws.  CDII has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business or financial condition of CDII.

4.7           Litigation.  Other than disclosed by CDII periodic SEC filings, there is no action, suit or proceeding pending or threatened, or any investigation, at law or in equity, before any arbitrator, court or other governmental authority, pending or threatened, nor any judgment, decree, injunction, award or order outstanding, against or in any manner involving CDII or any of CDII's properties or rights which (a) could reasonably be expected to have a material adverse effect on CDII taken as a whole, or (b) could reasonably be expected to materially and adversely affect consummation of any of the transactions contemplated by this Agreement.

4.8           Capitalization.  The authorized capital stock of CDII consists of shares of common stock and preferred shares, of which there are presently issued and outstanding the number of shares of common stock set forth on CDII periodic SEC filings. CDII has not granted, issued or agreed to grant, issue or make available any warrants, options, subscription rights or any other commitments of any character relating to the unissued shares of capital stock of CDII except as set forth in the CDII SEC Documents.  All of the issued and outstanding capital stock of CDII has been duly authorized and validly issued, fully paid and non-assessable, and was issued in compliance with applicable securities laws.

4.9           Taxes.  All required tax returns or federal, state, county, municipal, local, foreign and other taxes and assessments have been properly prepared and filed by CDII for all years for which such returns are due unless an extension for filing any such return has been properly prepared and filed.  Any and all federal, state, county, municipal, local, foreign and other taxes, assessments, including any and all interest, penalties and additions imposed with respect to such amounts have been paid or provided for.  Other than disclosed by CDII periodic SEC filings, CDII has no outstanding tax liabilities and has not received notice of any tax inquiry or audit against it.

4.10           Full Disclosure.  No representation or warranty by CDII in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to CDII pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the businesses of CDII.

4.11           Brokers or Finders.  Broker's or finder's fee will be payable by CDII in connection with the transaction contemplated by this Agreement.

Section 5.  Covenants

5.1           Examinations and Investigations.  Prior to the Closing Date, the parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation and verification of the assets, properties, business and operations, books, records and financial condition of the other, including communications with suppliers, vendors and customers, as they each may reasonably require.  No investigation by a party hereto shall, however, diminish or waiver in any way any of the representations, warranties, covenants or agreements of the other party under this Agreement.  Consummation of this Agreement shall be subject to the fulfillment of due diligence procedures to the reasonable satisfaction of each of the parties hereto and their respective counsel.

5.2           Expenses.  Each party hereto agrees to pay its own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein.

5.3           Further Assurances.  The parties shall execute such documents and other papers and take such further action as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.  Each such party shall use its best efforts to fulfill or obtain in the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

5.4           Confidentiality.  In the event the transactions contemplated by this Agreement are not consummated, each of the parties hereto agree to keep confidential any information disclosed to each other in connection therewith; provided, however, such obligation shall not apply to information which:

(a)           at the time of disclosure was public knowledge;

(b)           after the time of disclosure becomes public knowledge (except due to the action of the receiving party); or

(c)           the receiving party had within its possession at the time of disclosure.

5.5           Stock Certificates and Consideration.  At the Closing, the Shareholder shall have delivered the certificates representing the CMAIM Shares duly endorsed (or with executed stock powers) so as to make CDII the sole owner thereof.  At such Closing, CDII shall issue to the Shareholder the CDII Shares as provided herein.

5.6           Change to Capitalization.  From the date hereof and continuing to the Conversion date, CDII may issue certain shares of capital stock or any securities convertible into capital stock. The only change in capitalization can be made prior to the Conversion of the CDII Preferred Shares to the CDII Shares by the Shareholder.

Section 6.  Survival of Representations and Warranties of CDII

Notwithstanding any right of the Shareholder fully to investigate the affairs of CDII, the Shareholder shall have the right to rely fully upon the representations, warranties, covenants and agreements of  contained in this Agreement or in any document delivered by CDII or any of its representatives, in connection with the transactions contemplated by this Agreement.  All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing Date hereunder for 12 months following the Closing.

Section 7.  Survival of Representations and Warranties of The Shareholder

Notwithstanding any right of CDII fully to investigate the affairs of CMAIM, CDII has the right to rely fully upon the representations, warranties, covenants and agreements of CMAIM and the Shareholder contained in this Agreement or in any document delivered to CDII by either entity or any of its respective representatives, in connection with the transactions contemplated by this Agreement.  All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing Date hereunder for 12 months following the Closing.

Section 8.  Indemnification

8.1 Obligation of CDII to Indemnify.  Subject to the limitations on the survival of representations and warranties contained in Section 9, CDII hereby agrees to indemnify, defend and hold harmless the Shareholder from and against any losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys’ fees and disbursements) (a “Loss”) based upon, arising out of, or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement of CDII contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

8.2 Obligation of the Shareholder to Indemnify.  Subject to the limitations on the survival of representations and warranties contained in Section 8, the Shareholder agree to indemnify, defend and hold harmless CDII to the extent provided for herein from and against any Loss based upon, arising out of, or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement made by any of them and contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

Section 9.  Miscellaneous

9.1 Waivers.  The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this agreement shall in no event constitute waiver as to any future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

9.2 Amendment.  This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

9.3 Binding Agreement; Assignment.  This Agreement shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. This Agreement is not assignable except by operation of law.

9.4 Notices.  Until otherwise specified in writing, the mailing addresses of both parties of this Agreement shall be as follows:

           The Shareholder and CMAIM: 2008 Jiabin Road, Suite 2305
       Shenzhen, China 518001

CDII:                                           431 Fairway Drive, Suite 200
Deerfield Beach, FL 3344

Any notice or statement given under this Agreement shall be deemed to have been given if sent by certified mail, return receipt requested, overnight courier or personal delivery, to the other parties at the addresses indicated above or at such other address or number as may be furnished in writing in accordance with this paragraph.

9.5 Governing Law; Venue.  This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to the conflicts of law provisions thereof.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the County of Broward, State of Florida, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  If any provision of this agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this agreement in that jurisdiction or the validity or enforceability of any provision of this agreement in any other jurisdiction.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY.

9.6 Publicity.  No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance thereof by the other party.

9.7 Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto) contains the entire agreement among the parties with respect to the purchase and issuance of the CMAIM Shares and the CDII Shares and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

9.8 Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.9 Severability of Provisions.  The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

9.10 Counterparts; Facsimile.  This Agreement may be executed in any number of counterparts, each of which, when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document. This Agreement may be executed and delivered by facsimile transmission and when so executed and delivered shall have the same effect as if the receiving party had received an original counterpart of this Agreement.

9.11 Termination. CDII, CMAIM and the Shareholder have an option to termination the merger within 12 months of the date hereof if certain milestones are not completed as agreed on.  Upon the termination, the Shareholder will return the CDII shares for cancellation and CDII will return the CMAIM shares to the Shareholder.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

CD INTERNATIONAL ENTERPRISES, INC.

By:         /s/ Yuejian (James) Wang
Dr. Yuejian James Wang
Chairman and Chief Executive Officer

China Manor Assets Investment Management Company, Ltd.

By:          /s/ Xiangjun Wang
Xiangjun Wang, Chairman

Shareholder:

By:          /s/ Xiangjun Wang
Xiangjun Wang, sole shareholder

Exhibit A

Shareholders of CMAIM

Shareholder's Name	Ownership%
Xiangjun Wang	100%

Exhibit B

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
CD INTERNATIONAL ENTERPRISES, INC.

Pursuant to Sections 607.1002 and 607.0602 of the Florida Business Corporation Act of the State of Florida (the “FBCA”), the undersigned Chief Executive Officer of CD International Enterprises, Inc. (the "Corporation"), a corporation organization and existing under and by virtue of the laws of the State of Florida and bearing Document Number P07000072666, does hereby certify:

FIRST:                                By virtue of the authority contained in the Articles of Incorporation of the Corporation the Corporation has authority to issue ten million (10,000,000) shares of Preferred Stock, $0.0001 par value per share, the designation and amount thereof and series, together with the powers, preferences, rights, qualifications, limitations or restrictions thereof, to be determined by the Board of Directors pursuant to the applicable laws of the State of Florida.

SECOND:                      The Board of Directors approved the following amendments to the Corporation’s Articles of Incorporation pursuant to unanimous written consent on February 10, 2016 pursuant to Section 607.0821 of the FBCA and has hereby established a Series G Convertible Preferred Stock authorized to be issued by the Corporation as above stated, with the designations and amounts thereof, together with the voting powers, preferences and relative, participating, optional and other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof, to be as follows:

THIRD:                      Article IV of the Corporation's Articles of Incorporation shall be amended to include the following designation:

Series G Voting Convertible Preferred Stock

The Corporation shall designate a series of preferred stock, consisting of three million (3,000,000) shares, as Series G voting Convertible Preferred Stock (the “Series G Preferred”) which shall have the following designations, rights and preferences:

1.           Stated Value.  The stated value of the Series G Preferred shall be $0.01 per share (the “Stated Value”).

2.           Dividends.  The holders of Series G Preferred shall have no rights to receive dividend distributions or to participate in any dividends declared by the Corporation to or for the benefit of the holders of its Common Stock.

3.           Conversion.  Commencing June 30, 2016, the shares of Series G Preferred are convertible at any time at the option of the holder into fully-paid and non-assessable shares of the Corporation’s Common Stock at the rate of one thousand (1,000) shares of Common Stock for every one (1) share of Series G Preferred so converted (the “Conversion Ratio”).  No fractional shares of Common Stock are to be issued upon the conversion of any Series G Preferred, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share.  If the Corporation at any time after the issuance date of a share of Series G Preferred subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Ratio in effect immediately prior to such subdivision will be proportionately reduced.  If the Corporation at any time after the issuance date of a share of Series G Preferred combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Ratio in effect immediately prior to such combination will be proportionately increased.

4.           Redemption.  The shares of Series G Preferred are not redeemable without the prior express written consent of the holders of the majority of the then outstanding shares of such Series G Preferred.  In the event any shares of Series G Preferred shall be redeemed pursuant to this section, the shares so redeemed shall automatically be cancelled and returned to the status of authorized but unissued shares of Preferred Stock.

5.           Voting Rights. The Series G Preferred shall have voting rights same as Shareholder of common stock at a ratio of 1:1,000 (each share of the Series G Preferred has 1,000 shares of voting right as each share of common stock).

6.           Liquidation, Dissolution, Winding-Up.  In the event of the liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of shares of the Series G Preferred then outstanding shall be entitled to receive, out of the remaining assets of the Corporation available for distribution to its Shareholder, an amount per share equal to the Stated Value.

7.           Protective Provisions.  So long as any shares of Series G Preferred are outstanding, the Corporation shall not without first obtaining the written approval of the holders of at least a majority of the then outstanding shares of such Series G Preferred (i) alter or change the rights, preferences or privileges of the Series G Preferred, or (ii) increase or decrease the total number of authorized shares of Series G Preferred Stock.

8.           No Preemptive Rights.  No holder of the Series G Preferred shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class of the Corporation, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to its Articles of Incorporation to be duly executed by its Chief Executive Officer as of this 10th day of February 2016.

CD INTERNATIONAL ENTERPRISES, INC.

By:   /s/ Yuejian (James) Wang
Yuejian (James) Wang, Ph.D.
Chief Executive Officer